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                                                                  EXHIBIT 99.1


COMPANY PRESS RELEASE

SUMMIT DESIGN, INC. ANNOUNCES RICH DAVENPORT'S RESIGNATION

BEAVERTON, Ore.--(BUSINESS WIRE)--March 3, 2000

Summit Design, Inc. today announced that Rich Davenport, its President and COO, resigned his positions with the company at the end of February.

William V. Botts, Summit Design's Chairman of the Board and Chief Executive Officer, will continue as the company's managing executive pending conclusion of the planned merger with Viewlogic Systems Inc. Davenport has been retained as a consultant to Summit undertaking special projects and support to integration of the merged companies once the merger has been concluded.

Davenport has been active with Summit Design and SimTech, a company he founded that was acquired by Summit in 1997, for over nine years. He planned to scaled back his activities as the merger was completed. Today's change was in contemplation of the proposed combination of Summit with Viewlogic. As has been previously announced, Viewlogic's CEO will become the combined company's CEO upon culmination of the merger. Closing of the merger is subject to customary closing conditions, including approval of Summit's and Viewlogic's shareholders.

The Board of Directors extends its thanks to Davenport for his dedicated efforts on behalf of Summit Design. He has helped guide the company through a range of challenges and accomplishments. Much of the credit for Summit's successes during the last two quarters came as a result of Davenport dedicating his efforts to the sales and marketing area.

Summit Design, Inc. is a leading international supplier of engineering software products in the areas of high-level design creation, analysis and verification. The world's top electronics companies use Summit products to increase engineering productivity, reduce development time and improve the quality of their products. Summit is located at 9305 SW Gemini Drive, Beaverton, Ore. 97008; 503/643-9281.

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CONTACT:
     Summit Design, Inc.
     Art Fletcher, 503/643-9281